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Exhibit 10.30

MILLENNIUM PHARMACEUTICALS, INC.

2007 INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Number of Restricted Stock Units awarded to you is set forth in the Notice of Grant of Award and Award Agreement
(the "Notice") provided to you.

Vesting Schedule for Restricted Stock Units Awarded:

Vesting Date	Units Vesting on Vesting Date
As set forth in the Notice	As set forth in the Notice

Award Date is set forth in the Notice

        Millennium Pharmaceuticals, Inc. (the "Company") has selected you to receive the Restricted Stock Units award identified above, subject to the provisions of the Millennium Pharmaceuticals, Inc. 2007 Incentive Plan (the "Plan") and the terms, conditions and restrictions contained in this agreement (the "Agreement"). Please confirm your acceptance of this Award, and your agreement to the terms of the Plan and this Agreement, by accepting the Award in your online stock plan account with our stock plan administrator.

                        MILLENNIUM PHARMACEUTICALS, INC.

MILLENNIUM PHARMACEUTICALS, INC.

2007 INCENTIVE PLAN

Restricted Stock Unit Agreement

        1.    Preamble.    This Restricted Stock Unit Agreement contains the terms and conditions of an award of restricted stock units made to the Recipient pursuant to the Plan. Each restricted stock unit represents the right to receive one share of the Company's common stock, $.001 par value per share subject to certain restrictions.

        2.    Restrictions on Transfer.    The Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of, whether by operation of law or otherwise, except as specifically provided below. Any attempt to dispose of any Restricted Stock Units in contravention of this Agreement shall be null and void and without effect.

        3.    Vesting.    The term "vest" as used in this Agreement means the lapsing of the restrictions that are described in this Agreement with respect to the Restricted Stock Units. The Restricted Stock Units will vest in accordance with the schedule set forth on the first page of this Agreement, provided in each case that the Recipient is then, and since the Award Date has continuously been an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an "Eligible Participant"). Notwithstanding the foregoing, in the event of the Recipient's death, all Restricted Shares that have not previously been forfeited will immediately vest, provided that the Recipient was an Eligible Participant at the time of death.

        4.    Forfeiture.    In the event the Recipient ceases to be an Eligible Participant for any reason, the Restricted Stock Units that have not previously vested and which do not become vested in accordance with Section 3 of this Agreement, will be automatically and immediately forfeited.

        5.    Voting Rights and Dividend Equivalents.    The Recipient will not be entitled to any voting rights of a shareholder of the Company's common stock. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide the Recipient with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of the Company's common stock ("Dividend Equivalents"). Dividend Equivalents may be paid currently or credited to an account for the Recipient, may be settled in cash and/or shares of common stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion.

        6.    Conversion of Restricted Stock Units; Issuance of Common Stock.    The time of distribution of common stock represented by the Restricted Stock Units is set forth in the Notice. As soon as practicable following the time of distribution of any Restricted Stock Units, the Company will cause to be issued and delivered to the Recipient shares of the Company's common stock in payment of the vested Restricted Stock Units, subject to the payment by the Recipient by cash or other means acceptable to the Company (or directly to such taxing authorities as appropriate) of federal, state, local and other applicable taxes required to be withheld in connection with such distribution, if any. The Recipient understands that once the shares of common stock have been delivered to the Recipient in respect of Restricted Stock Units which have vested, the Recipient will be free to sell the shares of common stock, subject to applicable requirements of federal and state securities laws and Company policies.

        7.    Taxes.    The Recipient acknowledges and agrees that the Recipient is solely responsible for any and all taxes that may be assessed by any taxing authority arising in any way out of the award of Restricted Stock Unit and that the Company is not liable for any such assessments. The grant and the vesting of the Restricted Stock Units, and the payment of dividends with respect to the Restricted Stock Units, may give rise to taxable income subject to withholding. The Recipient acknowledges and agrees that the Recipient is aware of and understands the tax consequences to the Recipient of this Agreement.

        8.    Administration.    The Board of Directors of the Company, or the Compensation and Talent Committee of the Board of Directors or other committee designated in the Plan or by the Board of Directors, has the authority to manage and control the operation and administration of this Agreement. Any interpretation of the Agreement by such body and any decision made by it with respect to the Agreement is final and binding.

        9.    Plan Terms and Definitions.    Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement are subject to the terms of the Plan, a copy of which has already been provided to the Recipient. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Plan, as the same may be amended from time to time and as in effect on the date of determination.

        10.    Amendment.    This Agreement may be amended only by written agreement between the Recipient and the Company.

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  Exhibit 10.30